Exhibit a(2)

                             THE PREMIUM PORTFOLIOS

                              Amended and Restated
                   Establishment and Designation of Series of
                    Beneficial Interests (without par value)


     Pursuant to Section 6.2 of the Declaration of Trust, dated September 13, 1993, as amended (the "Declaration of Trust"), of The Premium Portfolios (the "Trust"), the undersigned, being a majority of the Trustees of the Trust, do hereby amend and restate the Trust's existing Establishment and Designation of Series of Beneficial Interests (without par value) in order to establish four series of Interests (as defined in the Declaration of Trust). No changes to the special and relative rights of the existing series are intended by this amendment and restatement.

1. The series shall be as follows:

      The new series shall be designated as:
          "High Yield Portfolio;"
          "U.S. Fixed Income Portfolio;"
          "Foreign Fixed Income Portfolio;" and
          "S&P 500 Index Portfolio."

      The remaining series are as follows:
          Large Cap Growth Portfolio;
          Small Cap Growth Portfolio;
          Balanced Portfolio;
          Government Income Portfolio;
          International Equity Portfolio;
          Emerging Asian Markets Equity Portfolio; and
          Growth & Income Portfolio.

2. Each series shall be authorized to hold cash, invest in securities, instruments and other property and use investment techniques as from time to time described in the Trust's then currently effective registration statement under the Investment Company Act of 1940, as amended, to the extent pertaining to the offering of Interests of such series. Each Interest of each series shall have such redemption, voting and liquidation rights and shall represent such proportionate ownership in the series as provided generally in the Declaration of Trust. The proceeds of sales of Interests of each series, together with any
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income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to such series, unless otherwise required by law.

3. Investors in each series shall vote separately as a class on any matter to the extent required by, and any matter shall have been deemed effectively acted upon with respect to such series as provided in, Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rule, and the Declaration of Trust.

4. The assets and liabilities of the Trust shall be allocated to each series as set forth in Section 6.2 of the Declaration of Trust.

5. Subject to the provisions of Section 6.2 and Article X of the Declaration of Trust, the Trustees (including any successor Trustees) shall have the right at any time and from time to time to change the designation of any series now or hereafter created, or to otherwise change the special and relative rights of any series.

IN WITNESS WHEREOF, the undersigned have executed this instrument at Paget, Bermuda as of the 7th day of August, 1998.


  /s/ Elliott J. Berv                         /s/ Mark T. Finn
--------------------------------            --------------------------------
ELLIOTT J. BERV                             MARK T. FINN
As Trustee and Not Individually             As Trustee and Not Individually


  /s/ Philip W. Coolidge                      /s/ C. Oscar Morong, Jr.
--------------------------------            --------------------------------
PHILIP W. COOLIDGE                          C. OSCAR MORONG, JR.
As Trustee and Not Individually             As Trustee and Not Individually


  /s/ Walter E. Robb, III
--------------------------------
WALTER E. ROBB, III
As Trustee and Not Individually